Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE
FIRST QUARTER OF FISCAL 2006

Milwaukee, WI October 20, 2005/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation today announced first quarter consolidated net sales of $511.7 million and net income of $4.7 million or $.09 per diluted share.  Consolidated net sales increased $72.7 million or 17% over the prior year while net income increased $6.2 million over the same period a year ago.

The $72.7 million consolidated net sales increase was primarily due to the inclusion of sales of end product associated with our acquisition of the assets of Murray, Inc. (“Murray”), which was completed in February of 2005.

The $6.2 million improvement in net income reflects that last year’s fiscal first quarter results contain a $10.0 million ($6.4 million after tax) expense for an increase in the reserve for uncollectible receivables.  In addition, the fiscal 2006 first quarter results reflect a $6.4 million ($4.2 million after tax) gain on the sale of a manufacturing property.  Offsets to the major items that improved net income were increased operating costs related to fringe benefits (i.e., health care, pension and stock option costs) and wind down expenses associated with the exit of the Transition Services Agreement (“TSA”) made in conjunction with the Murray transaction.

Engines:

Fiscal 2006 first quarter net sales were $285.4 million, a $31.3 million or 12% improvement over the prior year.  This increase is primarily due to increased unit shipments to Europe for lawn equipment and generator manufacturers for portable generators.

Income from operations was $8.8 million, an increase of $13.4 million from the loss reported for the same period a year ago.  The decrease in the bad debt expense between years and this year’s gain on the sale of the manufacturing property were two major factors in the improvement.  Operationally, the increased margin on strong engine sales was offset primarily by increased fringe benefit costs, higher than anticipated transportation costs and planned increases for professional services.

Power Products:

First quarter net sales were $300.6 million, a $78.5 million or 35% increase over the same period a year ago.  The increase in net sales was the result of having $79.9 million of sales related to lawn and snow equipment produced by Murray under the TSA.  Generator sales were positively impacted by two hurricanes in the first quarter of fiscal 2006, but the increase was offset by the combination of lower pressure washer unit sales and significantly lower unit sales of premium lawn and garden equipment.  Premium lawn and garden equipment decreases were caused by low replenishment due to higher dealer inventories in certain areas of the country where retail sales for the past season were hampered by dry weather conditions.

Income from operations was $.1 million, a decrease of $5.0 million or 97% from the prior year.  Operating income on generators and pressure washers improved over 50% between years driven by improved revenue per unit, better utilization of the assets producing generators and pressure washers and increased generator volume.  Volume for premium lawn and garden equipment was lower for both units shipped and produced, increasing the first quarter loss related to these products. Finally, the major factor for the decline in operating income between years was the cost of effectively closing down operations under the TSA arrangement with Murray.  The Murray related operations negatively impacted the first quarter operating income by $8.2 million.

General:

Interest expense was higher in the first quarter of fiscal 2006 because outstanding debt was higher than last year.  The effective tax rate is at 35% versus the 36% used in the first quarter last year.

Outlook:

At this time, we are not changing the outlook for fiscal 2006 that we provided in August 2005.  While the Power Products Segment has seen more strength in portable generators than originally anticipated, it has also experienced greater costs than planned to affect the shut down of the Murray operations.  In addition, the status of orders for the

Engine Segment’s business is later in developing this year because retailers are making their product line-up decisions later this year.

We project that second quarter fiscal 2006 consolidated net sales will be approximately $560 million and operating margins are estimated to be near 7.2%.  The effective tax rate is estimated at 35.0%.  Our forecast for net income is $.44 per diluted share.

The Company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 219-5268. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 785571.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; our customer’s ability to successfully obtain financing; the actions of customers of our OEM customers; actions by potential acquirers of certain OEMs; the ability to successfully realize the maximum market value of acquired assets; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters;  and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended September

(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal September

	2005	2004
NET SALES	$511,709	$438,995
COST OF GOODS SOLD	430,401	368,177
Gross Profit on Sales	81,308	70,818
ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	70,277	67,960
Income from Operations	11,031	2,858
INTEREST EXPENSE	(10,028)	(8,119)
OTHER INCOME, Net	6,264	2,933
Income (Loss) before Provision (Credit) for Income Taxes	7,267	(2,328)
PROVISION (CREDIT) FOR INCOME TAXES	2,540	(840)
Net Income (Loss)	$4,727	$(1,488)

Average Shares Outstanding	51,695	51,191
BASIC EARNINGS PER SHARE	$0.09	$(0.03)

Diluted Average Shares Outstanding	52,158	51,191
DILUTED EARNINGS PER SHARE	$0.09	$(0.03)

Segment Information

(In Thousands)
(Unaudited)

	Three Months Ended Fiscal September

	2005	2004
NET SALES:
Engines	$285,429	$254,112
Power Products	300,607	222,154
Inter-Segment Eliminations	(74,327)	(37,271)
Total*	$511,709	$438,995

*Includes international sales of	$115,537	$61,248

GROSS PROFIT ON SALES:
Engines	$59,684	$44,245
Power Products	19,504	24,198
Inter-Segment Eliminations	2,120	2,375
Total	$81,308	$70,818

INCOME FROM OPERATIONS:
Engines	$8,767	$(4,676)
Power Products	144	5,159
Inter-Segment Eliminations	2,120	2,375
Total	$11,031	$2,858

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal September

(In Thousands)
(Unaudited)

	2005	2004
CURRENT ASSETS:
Cash and Cash Equivalents	$84,567	$28,857
Accounts Receivable, Net	343,650	270,125
Inventories	572,645	456,948
Deferred Income Tax Asset	97,498	57,506
Other	35,001	24,958
Total Current Assets	1,133,361	838,394

OTHER ASSETS:
Goodwill	253,066	252,520
Investments	46,640	45,299
Prepaid Pension	-	82,488
Deferred Loan Costs, Net	5,650	6,049
Other Intangible Assets, Net	96,062	93,546
Other Long-Term Assets, Net	28,031	4,754
Total Other Assets	429,449	484,656

PLANT AND EQUIPMENT:
At Cost	1,006,145	959,539
Less - Accumulated Depreciation	564,899	534,239
Plant and Equipment, Net	441,246	425,300
	$2,004,056	$1,748,350

CURRENT LIABILITIES:
Accounts Payable	$142,037	$145,426
Short-Term Borrowings	4,721	3,004
Current Maturity on Long-Term Debt	40,000	-
Accrued Liabilities	203,396	180,531
Total Current Liabilities	390,154	328,961

OTHER LIABILITIES:
Deferred Income Tax Liability	111,295	105,289
Accrued Pension Cost	50,806	21,282
Accrued Employee Benefits	15,468	14,363
Accrued Postretirement Health Care Obligation	80,091	76,641
Other Long-Term Liabilities	15,940	15,372
Long-Term Debt	446,510	360,752
Total Other Liabilities	720,110	593,699

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	59,176	55,120
Retained Earnings	1,022,677	917,584
Accumulated Other Comprehensive Income	(41,684)	4,037
Unearned Compensation on Restricted Stock	(2,946)	(1,874)
Treasury Stock, at Cost	(143,431)	(149,177)
Total Shareholders’ Investment	893,792	825,690
	$2,004,056	$1,748,350

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three Months Ended Fiscal September

CASH FLOWS FROM OPERATING ACTIVITIES:	2005	2004
Net Income	$4,727	$(1,488)
Depreciation and Amortization	19,424	17,769
(Gain) Loss on Disposition of Plant and Equipment	(6,156)	716
Provision for Deferred Income Taxes	(7,746)	(13,377)
Decrease (Increase) in Accounts Receivable	17,136	(15,192)
Increase in Inventories	(102,980)	(58,546)
(Increase) Decrease in Other Current Assets	(5,450)	755
Decrease in Accounts Payable and Accrued Liabilities	(7,303)	(30,920)
Other, Net	3,266	4,798
Net Cash Used by Operating Activities	(85,082)	(95,485)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(16,317)	(17,695)
Proceeds Received on Disposition of Plant and Equipment	10,474	56
Proceeds Received on Sale of Certain Assets of a Subsidiary	-	4,050
Cash Paid for Acquisitions, Net of Cash Received	-	(222,548)
Refund of Cash Paid for Acquisition	6,347	-
Net Cash Provided by (Used in) Investing Activities	504	(236,137)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings (Repayments) on Loans and Notes Payable	4,278	(123)
Proceeds from Exercise of Stock Options	2,366	17,648
Net Cash Provided by Financing Activities	6,644	17,525
EFFECT OF EXCHANGE RATE CHANGES	928	560
NET DECREASE IN CASH AND CASH EQUIVALENTS	(77,006)	(313,537)
CASH AND CASH EQUIVALENTS, Beginning	161,573	342,394
CASH AND CASH EQUIVALENTS, Ending	$84,567	$28,857